Exhibit Index Page 7


                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.   20549


                           SCHEDULE 13G-A


          UNDER THE SECURITIES EXCHANGE ACT OF 1934

              (AMENDMENT NO. ______1_________)*


               Travelers Property Casualty Corp.
                     formerly known as
            Travelers/Aetna Property Casualty Corp.
---------------------------------------------------------------------
                       (Name of Issuer)


                     Class A  Common Stock
_____________________________________________________________________
                (Title of Class of Securities)

                         894175108
_____________________________________________________________________
                        (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  894175108                                             13G-A

1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Aetna Inc.
             151 Farmington Avenue
             Hartford, CT. 06156-3124   IRS Identification No.  02-0488491
__________________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)_________
      N/A                                                     (b)_________
__________________________________________________________________________

3.  SEC USE ONLY
__________________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
__________________________________________________________________________

                                           5.  SOLE VOTING POWER

                                                   10,057,300
                                           ______________________________
NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH

                                            6.  SHARED VOTING POWER

                                                      -0-
                                            ______________________________


                                            7.  SOLE DISPOSITIVE POWER


                                                  10,057,300
                                            ______________________________


                                            8.  SHARED DISPOSITIVE POWER


                                                     -0-
                                            ______________________________
__________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,057,300
__________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
__________________________________________________________________________

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14%
__________________________________________________________________________

12. TYPE OF REPORTING PERSON*


    HC
__________________________________________________________________________
               *SEE INSTRUCTION BEFORE FILLING OUT!


SCHEDULE 13G-A



Item 1(a).        Name of Issuer:

                  Travelers Property Casualty Corp.
                        formerly known as
                  Travelers/Aetna Property Casualty Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  One Tower Square, Hartford, CT 06183

Item 2(a).        Name of Person Filing:

                  Aetna Inc.

Item 2(b).        Address of Principal Business Office or, if none,
                  Residence:

                  151 Farmington Avenue
                  Hartford, Connecticut  06156-3124

Item 2(c).        Citizenship:

                  Connecticut

Item 2(d).        Title of Class of Securities:

                  Class A Common

Item 2(e).        CUSIP Number:  894175108

Item 3.            Statement filed pursuant to Rule 13d-1(c).

Item 4.            Ownership.

                   (a).    Amount Beneficially Owned

                           10,057,300

                   (b).    Percent of Class:

                           14%

                   (c).    Number of shares as to which such person has:

                           (i)    sole power to vote or to direct
                                  the vote -  10,057,300
                           (ii)   shared power to vote or to direct
                                  the vote - 0
                           (iii) sole power to dispose or to direct the disposition of - 10,057,300
                           (iv) shared power to dispose or to direct the disposition of - 0

Item 5.           Ownership of Five Percent or Less of a Class.

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 See Exhibit attached hereto.

Item 8.          Identification and Classification of Members of the Group.

                 N/A

Item 9.          Notice of Dissolution of Group.

                 N/A

Item 10.         Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 2, 1997
_____________________
Date

PAIGE L. FALASCO
________________________________________
Signature

Paige L. Falasco, Assistant Vice President and
 Assistant Corporate Secretary
Name/Title


                        EXHIBIT INDEX


Page No.

   8 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company